Exhibit 99.1

           MOLECULAR DEVICES REPORTS RECORD REVENUES AND EARNINGS FOR
                             FOURTH QUARTER OF 2005

    SUNNYVALE, Calif., Feb. 7 /PRNewswire-FirstCall/ -- Molecular Devices Corporation (Nasdaq: MDCC) today announced record revenues and earnings for the quarter ended December 31, 2005.

    Revenues for the quarter were a record $52.5 million, or an increase of 10% compared to the same period last year. Eliminating the effects of foreign currency translation, revenues for the quarter grew 14% over the prior year. Revenues for the year were a record $181.2 million, or an increase of 22% over 2004.

    On a GAAP basis, operating income for the fourth quarter of 2005 increased 77% to $9.2 million, from $5.2 million in same period last year. On a non-GAAP basis, excluding restructuring and other charges of $1.4 million in the fourth quarter of 2005 and $1.2 million in the same period last year, operating income increased 67% to $10.6 million in the fourth quarter of 2005 from $6.3 million in the fourth quarter of 2004. On a non-GAAP basis, excluding the restructuring charges and a charge for acquired in-process research and development in 2004, operating income for the full year 2005 increased 49% to $26.5 million from $17.7 million in 2004.

    On a GAAP basis, fully diluted earnings per share for the fourth quarter of 2005 were $0.34. On a non-GAAP basis, excluding the impact of the restructuring and other charges in both periods, as well as the gain from the sale of the equity investment in the fourth quarter of 2004, fully diluted earnings per share increased 63% to $0.39 in the fourth quarter of 2005 from $0.24 in the same period last year. On a non-GAAP basis, fully diluted EPS for the full year 2005 increased 34% to $0.98 in 2005 from $0.73 in 2004. A table reconciling operating income and fully diluted earnings per share on a GAAP and non-GAAP basis is provided immediately following the Condensed Consolidated Balance Sheets.

    "We are encouraged by our fourth quarter results, as we saw good growth in both our life sciences and drug discovery product families," stated Joseph D. Keegan, Ph.D., Molecular Devices' President and Chief Executive Officer. "This quarter produced record revenues for our SpectraMax(R), Genepix(R), FLIPR(R), High-throughput Electrophysiology and High-content Imaging product lines. Our global expansion contributed to both top and bottom line growth, and despite a negative currency headwind, we produced record revenues in North America, Europe and the rest of the world. Finally, we continue to feel confident that our life sciences and drug discovery markets will remain stable in the near-term."

    The Company also established guidance for the first quarter of 2006 and updated guidance for the full year 2006. For the first quarter of 2006, the Company anticipates revenues of $40 to $42 million and non-GAAP fully diluted earnings per share of $0.15 to $0.17. For the full year 2006, the Company anticipates revenues of $190 to $200 million and non-GAAP fully diluted earnings per share of $1.10 to $1.20. The 2006 guidance with respect to fully diluted earnings per share excludes the impact of expensing stock options under SFAS 123R, "Share-Based Payment." Information with respect to the exclusion of the impact of SFAS 123R is provided immediately following the Condensed Consolidated Balance Sheets.

    Conference Call Information

    An earnings announcement conference call is scheduled for Wednesday, February 8, 2006, at 8:00 a.m. PST (11:00 a.m. EST). Interested parties can participate in the call by dialing 877-502-9272 (domestic) or 913-981-5581 (international). Replay dial-in numbers are 888-203-1112 (domestic) and 719-457-0820 (international), and the access code for the replay is 4264377.

    Investors can also access a live web-cast of the call through a link posted on the investor page on Molecular Devices' website (www.moleculardevices.com). A replay of the web-cast will be available at this location from February 8, 2006, to such time as the Company reports its financial results for the first quarter of 2006.

    About Molecular Devices Corporation

    Molecular Devices Corporation is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. The Company's systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics, proteomics and parallel chemistry to facilitate the high-throughput and cost-effective identification and evaluation of drug candidates. The Company's solutions are based on its advanced core technologies that integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

    This press release contains "forward-looking" statements, including statements related to future revenues and earnings and future reporting of financial results or changes to prior financial results. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks related to variations in the amount of time that it takes for the Company to sell its products and collect accounts receivable, the timing of customer orders and the Company's dependence on orders that are shipped in the same quarter, which gives the Company limited visibility of future product shipments, risks related to increased competition, risks associated with the Company's need to develop new and enhanced products, uncertainties related to the reporting of the adjustments noted in the footnote herein to our Condensed Consolidated Statements of Income and potential similar adjustments in prior periods and other risks detailed from time to time in the Company's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.

                          MOLECULAR DEVICES CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)

                                              Three Months Ended                 Year Ended
                                                 December 31,                    December 31,
                                         ----------------------------    ----------------------------
                                             2005            2004            2005*           2004
                                         ------------    ------------    ------------    ------------
                                                 (unaudited)                     (unaudited)
REVENUES                                 $     52,458    $     47,485    $    181,215    $    148,529

COST OF REVENUES                               19,492          18,154          69,531          56,274

GROSS PROFIT                                   32,966          29,331         111,684          92,255

OPERATING EXPENSES:
  Research and development                      6,325           6,880          25,281          22,038
  Selling, general and
   administrative                              16,031          16,105          59,885          52,469
  Acquired in-process research and
   development                                     --              --              --           5,000
  Restructuring and other charges               1,427           1,157           1,427           1,157

    Total operating expenses                   23,783          24,142          86,593          80,664

INCOME FROM OPERATIONS                          9,183           5,189          25,091          11,591
Gain on sale of equity securities                  --          18,288              --          18,288
Interest and other income (expense), net          (32)              6            (615)            132

INCOME BEFORE TAXES                             9,151          23,483          24,476          30,011
Income tax provision                           (3,392)         (8,916)         (8,580)        (12,778)

NET INCOME                               $      5,759    $     14,567    $     15,896    $     17,233

BASIC NET INCOME PER SHARE               $       0.35    $       0.84    $       0.95    $       1.08

DILUTED NET INCOME PER SHARE             $       0.34    $       0.81    $       0.93    $       1.04

SHARES USED IN COMPUTING BASIC NET
 INCOME PER SHARE                              16,578          17,363          16,783          16,028

SHARES USED IN COMPUTING DILUTED
 NET INCOME PER SHARE                          17,084          17,889          17,147          16,532

    *"Interest and other income (expense), net" of $(615) includes adjustments totaling $(602) related to inter-company foreign exchange transaction losses that should have been recorded in "Interest and other income (expense), net" during the first three quarters of 2005. The Company plans to include these adjustments, and potentially similar adjustments in prior periods (including the quarter ended December 31, 2004), in its quarterly financial information included in its Form 10-K for the year ended December 31, 2005, to be filed on or about March 16, 2006.

                          MOLECULAR DEVICES CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                             December 31,   December 31,
                                                 2005           2004
                                             ------------   ------------
                                                     (unaudited)
ASSETS
  Current assets:
    Cash and cash equivalents                $     28,908   $     30,175
    Accounts receivable, net                       41,197         36,995
    Inventories, net                               23,082         25,785
    Deferred tax assets                             5,873          9,654
    Prepaids and other current assets               2,728          2,780
      Total current assets                        101,788        105,389

Equipment and leasehold improvements, net           9,902         11,762
Other assets                                      145,611        138,078
                                             $    257,301   $    255,229

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                         $      7,561   $      7,085
    Accrued liabilities                            31,188         30,748
      Total current liabilities                    38,749         37,833

Long-term liabilities:
  Other long-term liabilities                         993          1,452
  Deferred tax liabilities                          4,486          5,324
    Total long-term liabilities                     5,479          6,776

Stockholders' equity                              213,073        210,620
                                             $    257,301   $    255,229

                 HISTORICAL NON-GAAP RECONCILIATION (unaudited)
                    (in thousands, except per share amounts)

                                              Three Months Ended                 Year Ended
                                                 December 31,                    December 31,
                                         ----------------------------    ----------------------------
                                             2005            2004            2005            2004
                                         ------------    ------------    ------------    ------------
OPERATING INCOME - GAAP BASIS            $      9,183    $      5,189    $     25,091    $     11,591
  Acquired in-process research and
   development                                     --              --              --           5,000
  Restructuring and other charges               1,427           1,157           1,427           1,157
NON-GAAP OPERATING INCOME                $     10,610    $      6,346    $     26,518    $     17,748

GAAP FULLY DILUTED EARNINGS PER SHARE    $       0.34    $       0.81    $       0.93    $       1.04
  Acquired in-process research and
   development                                     --              --              --            0.30
  Restructuring and other charges                0.08            0.06            0.08            0.07
  Gain on sale of equity securities                --           (1.02)             --           (1.11)
  Income tax impact of non-recurring
   items                                        (0.03)           0.39           (0.03)           0.43
NON-GAAP FULLY DILUTED EARNINGS PER
 SHARE                                   $       0.39    $       0.24    $       0.98    $       0.73

FULLY DILUTED SHARES                           17,084          17,889          17,147          16,532

    NON-GAAP FINANCIAL GUIDANCE

    Molecular Devices Corporation's non-GAAP guidance for the first quarter and full year 2006 with respect to fully diluted earnings per share excludes the impact of the adoption of SFAS 123R, "Share-Based Payment." Molecular Devices will adopt SFAS 123R in the first quarter of 2006 and although expected to be material, Molecular Devices cannot predict the impact of the adoption of SFAS 123R at this time because it will depend on the assumptions used and the levels of share-based payments granted in the future. Accordingly, Molecular Devices cannot estimate GAAP fully diluted earnings per share for the first quarter and full year 2006 at this time with any degree of certainty.

    NON-GAAP MEASURES

    Each non-GAAP financial measure presented in this press release is included because Molecular Devices Corporation's management uses this information for internal planning and forecasting purposes as well as to monitor and evaluate on-going operating results and trends excluding the impact of the adoption of SFAS 123R and the unusual items related to restructurings and the acquisition of Axon Instruments in July 2004. Molecular Devices' management believes that with respect to such historical non-GAAP financial measures, such measures are also useful for investors because the charges for restructuring and for acquired in-process research and development related to the Axon acquisition are the result of transactions that are unusual due to their nature, size and frequency. Consequently, excluding these charges from Molecular Devices' operating results provides investors an important insight into Molecular Devices' operating results and related trends of its core business. In addition, excluding the impact of SFAS 123R from Molecular Devices' financial guidance provides meaningful supplementary information to both management and investors that is indicative of Molecular Devices' core anticipated operating results and enhances an overall understanding of Molecular Devices' prospects for the future.

SOURCE  Molecular Devices Corporation
    -0-                             02/07/2006
    /CONTACT: Tim Harkness of Molecular Devices Corporation, +1-408-747-3533/ /First Call Analyst: /
    /FCMN Contact: mariah_salvi@moldev.com /
    /Web site:  http://www.moleculardevices.com /